Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

FIRST QUARTER 2019 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for Second Quarter 2019

EVANSTON, Ill., May 2, 2019 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Financial Highlights

•	Total investment income of $20.3 million

•	Net investment income of $9.6 million, or $0.39 per share

•	Adjusted net investment income of $10.0 million, or $0.41 per share(1)

•	Net increase in net assets resulting from operations of $11.4 million, or $0.46 per share

•	Invested $80.5 million in debt and equity securities, including four new portfolio companies

•	Received proceeds from repayments and realizations of $57.4 million

•	Paid regular quarterly dividend of $0.39 per share on March 22, 2019

•	Net asset value (NAV) of $404.8 million, or $16.55 per share, as of March 31, 2019

•	Estimated spillover income (or taxable income in excess of distributions) as of March 31, 2019 of $17.9 million, or $0.73 per share

•	Granted third SBIC license

Management Commentary

“As expected, the high level of originations and realizations activity during the fourth quarter stretched into the first quarter, and we closed $80.5 million in investments, received $57.4 in repayments and grew NAV to $16.55 per share,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “The combination of a third SBIC license, amended credit facility and recent debt offering positions us well from a capital structure perspective to support our investment strategy of offering customized financing solutions to high quality companies that possess defensive characteristics, generate excess cash flow for debt service and have positive long-term outlooks. We remain committed to our primary goal of delivering stable dividends and growing net asset value over time through careful investment selection and our continued focus on capital preservation and generating attractive risk-adjusted returns.”

(1) Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

First Quarter 2019 Financial Results

The following table provides a summary of our operating results for the three months ended March 31, 2019 as compared to the same period in 2018 (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2019	2018	$ Change	% Change
Interest income	$15,252	$14,735	$517	3.5%
Payment-in-kind interest income	2,630	1,679	951	56.6%
Dividend income	295	338	(43)	(12.7%)
Fee income	2,099	1,437	662	46.1%
Interest on idle funds and other income	54	44	10	22.7%

Total investment income	$20,330	$18,233	$2,097	11.5%

Net investment income	$9,599	$7,527	$2,072	27.5%
Net investment income per share	$0.39	$0.31	$0.08	25.8%

Adjusted net investment income (1)	$9,954	$9,057	$897	9.9%
Adjusted net investment income per share (1)	$0.41	$0.37	$0.04	10.8%

Net increase in net assets resulting from operations	$11,372	$15,025	$(3,653)	(24.3%)
Net increase in net assets resulting from operations per share	$0.46	$0.61	$(0.15)	(24.6%)

The $2.1 million increase in total investment income for the three months ended March 31, 2019 as compared to the same period in 2018 was primarily attributable to (i) a $1.5 million increase in total interest income (including payment-in-kind interest income) resulting from higher average debt investment balances outstanding, partially offset by a decrease in weighted average debt investment yield and (ii) a $0.7 million increase in resulting from an increase in structuring fees due to a comparative increase in new investments and an increase in prepayment fee income.

For the three months ended March 31, 2019, total expenses, including income tax provision, were $10.7 million, flat with the three months ended March 31, 2018. Changes in expenses across periods were primarily attributable to (i) a $0.7 million increase in interest and financing expenses due to an increase in average borrowings outstanding and an increase in weighted average interest rate on borrowings, (ii) a $0.4 million net increase in base management and income incentive fees due to higher average total assets and higher pre-incentive fee net investment income, and (iii) partially offset by a $(1.2) million decrease in the capital gains incentive fee accrued.

Net investment income increased by $2.1 million, or 27.5%, to $9.6 million during the three months ended March 31, 2019 as compared to the same period in 2018, as a result of the $2.1 million increase in total investment income and flat total expenses, including income tax provision. Adjusted net investment income (1), which excludes the capital gains incentive fee accrual, increased by $0.9 million, or 9.9%, to $10.0 million due to the $2.1 million increase in total investment income, as compared to a $1.2 million increase in total expenses, excluding the accrued capital gains incentive fee.

For the three months ended March 31, 2019, the total net realized loss on investments, net of income tax provision on realized gains, was $(1.6) million, as compared to total net realized gain on investments, net of income tax provision on realized gains, of $5.5 million for the same period in 2018.

Portfolio and Investment Activities

As of March 31, 2019, the fair value of our investment portfolio totaled $670.5 million and consisted of 61 active portfolio companies and four portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 107.7% of the related cost basis as of March 31, 2019. As of March 31, 2019, eight portfolio company’s debt investments bore interest at a variable rate, which represented $80.3 million of our portfolio on a fair value basis, and the remainder of our debt portfolio was comprised of fixed rate investments. As of March 31, 2019, our average active portfolio company investment at amortized cost was $10.2 million, which excludes investments in the four portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.4% as of March 31, 2019. The weighted average yield was computed using the effective interest rates for debt investments at cost as of March 31, 2019, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status, if any.

First quarter 2019 investment activity included the following new portfolio company investments:

•

BCC Group Holdings, Inc., a leading provider of software and data solutions designed to enhance direct mail processing. Fidus invested $18.4 million in subordinated debt, common equity and preferred equity.

•	BCM One Group Holdings, Inc., a provider of managed technology solutions and services. Fidus invested $28.3 million in subordinated debt, common equity and preferred equity.

•

Bedford Precision Parts LLC, a leading distributor and assembler of replacement parts, accessories and kits for the spraying equipment industry (paint, foam, other). Fidus invested $5.5 million in first lien debt and common equity.

•	Diversified Search, LLC, a leading multi-practice retained executive search firm. Fidus invested $10.5 million in first lien debt and common equity.

As of March 31, 2019, we had debt investments in one portfolio company on non-accrual status and a debt investment in one portfolio company on PIK-only non-accrual status, which had an aggregate cost and fair value of $23.7 million and $12.6 million, respectively.

Liquidity and Capital Resources

As of March 31, 2019, we had $26.2 million in cash and cash equivalents and $90.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of March 31, 2019, we had SBA debentures outstanding of $171.3 million, $50.0 million outstanding of our 5.875% notes due 2023 (the “2023 Notes”), and $69.0 million outstanding of our 6.000% notes due 2024 (the “2024 Notes” and collectively with the 2023 Notes, the “Public Notes”). As of March 31, 2019, the weighted average interest rate on total debt outstanding was 4.4%.

Subsequent Events

On April 24, 2019, we executed an amendment and restatement of our Credit Facility, whereby, among other things, the total commitments under the Credit Facility increased from $90 million to $100 million, the final maturity date was extended from June 16, 2019 to April 24, 2023, and the pricing on the Credit Facility was reduced from LIBOR plus 3.50% to LIBOR plus 3.00%. The amendment also includes an expansion of the accordion feature to $250 million to accommodate our further growth, and modifies certain covenants to the Credit Facility.

On April 29, 2019, our Board, including a majority of the non-interested directors, approved a minimum asset coverage ratio of 150% under Sections 18(a)(1) and 18(a)(2) of the 1940 Act. As a result, the Company will become subject to the 150% asset coverage ratio effective as of April 29, 2020.

Second Quarter 2019 Dividend of $0.39 Per Share Declared

On April 29, 2019, our Board of Directors declared a regular quarterly dividend of $0.39 per share payable on June 21, 2019 to stockholders of record as of June 7, 2019.

When declaring dividends, our Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2019 taxable income, as well as the tax attributes for 2019 dividends, will be made after the close of the 2019 tax year. The final tax attributes for 2019 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

First Quarter 2019 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, May 3, 2019. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 7689749.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on May 3, 2019 until 11:59pm ET on May 10, 2019 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 7689749. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	March 31, 2019 (unaudited)	December 31, 2018
ASSETS
Investments, at fair value
Control investments (cost: $7,338 and $22,697, respectively)	$5,098	$18,820
Affiliate investments (cost: $66,636 and $70,924, respectively)	121,522	123,051
Non-control/non-affiliate investments (cost: $548,730 and $505,129, respectively)	543,861	501,111

Total investments, at fair value (cost: $622,704 and $598,750, respectively)	670,481	642,982
Cash and cash equivalents	26,209	42,015
Interest receivable	7,308	7,528
Prepaid expenses and other assets	851	1,351

Total assets	$704,849	$693,876

LIABILITIES

SBA debentures, net of deferred financing costs	$167,332	$186,734
Public Notes, net of deferred financing costs	115,087	48,411
Borrowings under Credit Facility, net of deferred financing costs	(84)	36,358
Accrued interest and fees payable	1,717	2,812
Base management fee payable – due to affiliate	2,871	2,927
Income incentive fee payable – due to affiliate	2,485	2,785
Capital gains incentive fee payable – due to affiliate	9,770	9,415
Administration fee payable and other – due to affiliate	375	474
Taxes payable	215	803
Accounts payable and other liabilities	265	172

Total liabilities	300,033	290,891

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,463,119 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively)	24	24
Additional paid-in capital	366,278	366,278
Total distributable earnings	38,514	36,683

Total net assets	404,816	402,985

Total liabilities and net assets	$704,849	$693,876

Net asset value per common share	$16.55	$16.47

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended March 31,
	2019	2018
Investment Income:
Interest income
Control investments	$282	$57
Affiliate investments	1,520	1,655
Non-control/non-affiliate investments	13,450	13,023

Total interest income	15,252	14,735
Payment-in-kind interest income
Control investments	1,237	153
Affiliate investments	83	400
Non-control/non-affiliate investments	1,310	1,126

Total payment-in-kind interest income	2,630	1,679
Dividend income
Control investments	—	—
Affiliate investments	368	444
Non-control/non-affiliate investments	(73)	(106)

Total dividend income	295	338
Fee income
Control investments	349	—
Affiliate investments	22	(4)
Non-control/non-affiliate investments	1,728	1,441

Total fee income	2,099	1,437
Interest on idle funds and other income	54	44

Total investment income	20,330	18,233

Expenses:
Interest and financing expenses	3,724	2,932
Base management fee	2,871	2,685
Incentive fee - income	2,485	2,224
Incentive fee - capital gains	355	1,530
Administrative service expenses	399	399
Professional fees	590	510
Other general and administrative expenses	305	295

Total expenses	10,729	10,575

Net investment income before income taxes	9,601	7,658
Income tax provision (benefit)	2	131

Net investment income	9,599	7,527

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	(1,268)	—
Affiliate investments	35	6,973
Non-control/non-affiliate investments	(358)	305

Total net realized gain (loss) on investments	(1,591)	7,278

Income tax (provision) benefit from realized gains on investments	8	(1,747)
Net change in unrealized appreciation (depreciation):
Control investments	1,637	73
Affiliate investments	2,759	6,385
Non-control/non-affiliate investments	(851)	(4,341)

Total net change in unrealized appreciation (depreciation) on investments	3,545	2,117

Net gain on investments	1,962	7,648
Realized losses on extinguishment of debt	(189)	(150)

Net increase in net assets resulting from operations	$11,372	$15,025

Per common share data:
Net investment income per share-basic and diluted	$0.39	$0.31

Net increase in net assets resulting from operations per share — basic and diluted	$0.46	$0.61

Dividends declared per share	$0.39	$0.39

Weighted average number of shares outstanding — basic and diluted	24,463,119	24,498,041

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended March 31, 2019 and 2018.

	($ in thousands) Three Months Ended March 31, (unaudited)
	2019	2018
Net investment income	$9,599	$7,527
Capital gains incentive fee expense (reversal)	355	1,530

Adjusted net investment income (1)	$9,954	$9,057

	(Per share) Three Months Ended March 31, (unaudited)
	2019	2018
Net investment income	$0.39	$0.31
Capital gains incentive fee expense (reversal)	0.01	0.06

Adjusted net investment income (1)	$0.41	$0.37

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com